November 30, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read sub-Item 77k of Driehaus Active Income Fund s
Form N-SAR dated November 27, 2009 and we agree with the statements made therein.

Yours truly,

/s/Deloitte & Touche LLP